STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of June 9, 2017 (this “Agreement”), between CHENGDONG HUANG (China ID #: 441521196910182333) (the “Seller”) and UNION INVESTMENT HOLDINGS LIMITED (BVI Company No. : 340203197604260015) (the “Purchaser”).

BACKGROUND

The Seller is the owner of 1,000,000 ordinary shares, $0.01 par value per share (the “Shares”), of China Information Technology, Inc., a British Virgin Islands company (the “Company”). The Purchaser desires to purchase the Shares from the Seller, and the Seller desires to sell the Shares to the Purchaser, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller hereby agree as follows:

AGREEMENT

1.      Sale of Shares: Purchase Price. Subject to the terms and conditions set forth herein, the Purchaser hereby agrees to purchase the Shares from the Seller, and the Seller agrees to sell the Shares for a purchase price per share of One Dollar and Twenty Cents ($1.20), or an aggregate sale price of $1,200,000 (“Purchase Price”).

2.      Closing.

(a)      The closing (the “Closing”) shall take place on the date of the execution of this Agreement at such time or place as the parties may agree upon.

(b)      At the Closing, the Purchaser shall pay to the Seller the Purchase Price in immediately available funds via wire transfer to the account designated by the Seller.

(c)      Within fifteen (15) business days following the Closing, the Seller shall deliver to the Purchaser a certificate or certificates representing the Shares with all necessary stock transfer stamps, if any are required, affixed thereto, accompanied by an executed stock transfer power duly endorsed in blank with signature guaranteed (or such other signed instrument of transfer acceptable to the Company’s Transfer Agent) and such other documents as may be necessary to effect the transfer of the Shares to the Purchaser free and clear of all liens, claims, charges, security interests, and encumbrances of any kind whatsoever.

3.      Representations and Warranties of Seller. The Seller represents and warrants to the Purchaser that:

(a)      The Seller owns the Shares of record and the Shares are free and clear of all liens, claims, charges, security interests, and encumbrances of any kind whatsoever. The Seller has sole control over such Shares or sole discretionary authority over any account in which they are held. Except for this Agreement, there are no outstanding warrants, options or rights of any kind to acquire from the Seller any of the Shares. Delivery of the Shares by the Seller to the Purchaser in accordance with this Agreement will vest title to all of the Shares in the Purchaser, free and clear of all liens, pledges, encumbrances, claims and equities of every kind.

(b)      The Seller is not currently and has not been during the three month period immediately preceding the date of the Agreement an “affiliate” (as such term is defined by Rule 144 as promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) of the Company. The Seller has not, since acquiring the Shares to be sold by such Seller hereunder, ever granted to any person an option or right to purchase or otherwise acquire such Shares, by contract of sale or otherwise, nor had any “short position in” with respect to such Shares. The Seller has never effected nor attempted to effect any distribution or public offering of such Shares.

(c)      The Seller has full right, power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid, binding obligation of the Seller, enforceable against the Seller in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principals).

(d)      The Seller has, in connection with the transactions contemplated hereby and all aspects thereof, dealt directly with the Purchaser and has no arrangement or understanding with or obligation to any broker (except with respect to ministerial functions, if any) or other intermediary that would result in the payment of a brokerage fee or other similar remuneration by anyone other than the Seller.

(e)      The Seller acknowledges that the Purchaser may possess material non-public information not known to the Seller regarding or relating to the Purchaser or the Shares, and the Seller acknowledges that it has not requested such information and agrees that the Purchaser shall have no liability whatsoever (and the Seller hereby waives and releases all claims which it would otherwise have) with respect to the non-disclosure of such information either prior to the date hereof or subsequent hereto. The Seller further acknowledges that it is an “accredited investor” within the meaning of Section 2(15) of the Securities Act, and is a sophisticated investor with respect to the Shares, and has independently and without reliance upon the Purchaser made its own analysis and decision to sell the Shares to the Purchaser.

(f)      The Seller makes no representations or warranties with respect to the business, assets, liabilities, operations, condition (financial or otherwise), and prospects of the Company.

4.      Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller that:

(a)      The Purchaser has full right, power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed by the Purchaser, constitutes a valid obligation of the Purchaser, is legally binding on it and is enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principals).

(b)      The Purchaser is acquiring the Shares for its own accounts (and not for the accounts of others) for investment and not with a view to the distribution or resale thereof. The Purchaser has no agreement or other arrangement with any person to sell, transfer or pledge any part of the Shares which would guarantee the Purchaser any profit or provide any guarantee to the Purchaser against any loss with respect to the Shares.

5.      Survival. The Seller and the Purchaser covenant that their respective representations and warranties contained herein shall be true in all respects as of the Closing date of the sale of the Shares pursuant to this Agreement. All representations and warranties and other agreements made by the Seller and the Purchaser in this Agreement or pursuant hereto shall survive the Closing date until the first anniversary of the date hereof.

6.      Additional Action. Each party shall, upon the request of the other, from time to time, execute and deliver promptly to such other party all instruments and documents of further assurances or otherwise and will do any and all such acts and things as may be reasonably required to carry out the obligations of such party hereunder and to consummate the transactions contemplated hereby.

7.      Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to hereto.

8.      Governing Law. This Agreement shall in all respects be governed by the laws of the State of New York without giving effect to the principles of conflicts of law thereof. Any dispute with respect to the interpretation of this Agreement or the rights and obligations of the parties shall exclusively be brought in a proceeding in the United States District Court for the Southern District of New York, or if such court does not have subject matter jurisdiction then in the Supreme Court of the State of New York, County of New York. Each of the parties accepts and consents for itself and its property, generally and unconditionally to the exclusive jurisdiction of such courts and waives the right to object to the jurisdiction or venue of either of such courts and waives the right to claim that such courts are inconvenient forums. Each of the parties specifically states that this Agreement and any disputes as to their meaning or the rights and obligations of the parties shall not be subject to arbitration.

9.      Entire Agreement. This Agreement constitutes the entire arrangement between the parties with respect to the Shares and supersedes all prior agreements, whether written or oral, between the parties with respect to is subject matter. The Agreement cannot be changed, modified, discharged or terminated except by a writing signed by the party against whom enforcement of any change, modification, discharge or termination is sought.

10.      Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the party with such claim or right; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.      Assignment. The Purchaser may at any time assign its rights and obligations under this Agreement to persons or entities affiliated with the Purchaser. The Seller shall be required to honor any such assignment only after receiving notice thereof from the Purchaser.

12.      Notices. Any notice, demand or other communication to be given hereunder by either party to the other shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given to the address of such party set forth on the signature page hereto (or to such other address as the party shall have furnished in accordance with the provisions of this Section 12). Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof.

13.      Captions. The captions used in this Agreement are for convenience only and shall not be deemed as, or construed as, a part of this Agreement.

14.      Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect to any proceeding directly or indirectly arising out of, under or in connection with this Agreement.

15      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

16.      Confidentiality. This Agreement and the terms thereof shall be kept confidential and not disclosed to any person or party (except the respective attorneys of the parties), except as may be required by law.

17.      Advisors. Each Purchaser acknowledges that prior to the execution of this Agreement it had full opportunity to consult with its independent attorneys and advisors as it deemed appropriate and fully understands the nature and scope of its rights and obligations hereunder.

18.      Expenses. Each party shall be responsible for, and pay, its own expenses incurred in connection with the preparation and negotiation of this Agreement and in connection with its performance hereunder.

19.      Counterparts; Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:

/s/ Chendong Huang
CHENGDONG HUANG

Address:
Rm201, #55 Tianyuan, Tianbei 3rd Road, Luohu District, Shenzhen, China
Guangdong, 518049

PURCHASER:

/s/ Jianghuai Lin
Director: JIANGHUAI LIN
UNION INVESTMENT HOLDINGS LIMITED

Address:
FLAT 4, 8/F BLOCK A VIGOR INDUSTRIAL BUILDING 14-20 CHEUNG
TAT ROAD TSING YI NT, HONG KONG

[Signature Page to Stock Purchase Agreement]